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                            STERLING SOFTWARE, INC.                EXHIBIT 11(d)
                       COMPUTATION OF EARNINGS PER SHARE
                        NINE MONTHS ENDED JUNE 30, 1993
                 (in thousands, except per share information)


                                                                    Fully
                                                        Primary     Diluted
                                                        -------    --------
 Earnings:
   Earnings applicable to common stockholders.......... $10,070     10,070
   Add:  Interest expense on amounts outstanding
           for the 8% Convertible Senior Subordinated
           Debentures and 5 3/4% Convertible
           Subordinated Debentures (net of applicable
           income taxes)...............................     553      1,908
         Interest expense on use of proceeds from
           assumed conversion of options and warrants
           to pay off amounts outstanding on Systems
           Center, Inc. line of credit (net of
           applicable income taxes)....................                558
                                                        -------    -------
                                                        $10,623    $12,536
                                                        =======    =======

 Shares:
   Weighted average of shares outstanding..............  17,031     17,031
   Add common shares issued on assumed exercise of
           options and warrants........................   6,383      6,383
   Less common shares assumed repurchased..............  (3,513)    (3,513)
                                                        -------    -------

                                                         19,901
                                                        =======

 Common shares issued on assumed conversion of 8%
   Convertible Senior Subordinated Debentures..........                329
 Common shares issued on assumed conversion of 5 3/4%
   Convertible Subordinated Debentures.................              2,183
                                                                   -------

                                                                    22,413
                                                                   =======

 Earnings per common share:
   Primary                                                 $.53
                                                        =======
   Fully diluted.......................................               $.53
                                                                   =======